UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36728	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 State Route 17, Ramsey, New Jersey		07446
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2017, upon recommendation of the Compensation Committee of the Board of Directors (the  “Compensation Committee”) of ADMA Biologics, Inc. (the “Company”), the Board of Directors (the “Board”) approved the following cash bonuses and annual incentive awards attributable to 2016 performance for certain named executive officers of the Company as set forth below:

Name	Position	Cash Bonus ($)	Number of Stock Options (#)
Adam S. Grossman	President, Chief Executive Officer and Director	$86,250	55,000(1)(2)(3)
Dr. James Mond	Executive Vice President, Chief Scientific Officer and Chief Medical Officer	$55,612	22,500(1)(2)(3)
Brian Lenz	Vice President and Chief Financial Officer	$86,556	22,500(1)(2)(3)

(1)	Grant date was February 14, 2017.
(2)
The exercise price of $5.00 reflects the per share fair market value of the Company's common stock, as determined by the closing price of the Company's common stock on the NASDAQ Stock Market on February 14, 2017, the grant date.

(3)	These options vest over four years with 25% vesting on the one year anniversary of the date of grant and the remaining 75% vesting monthly in equal installments over the next three years.

In addition to the foregoing, the Board, upon the recommendation of the Compensation Committee, also approved a three percent (3%) increase to the annual cash fees paid by the Company to each of the non-executive members of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 17, 2017	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Vice President and Chief Financial Officer